Exhibit 10.1
Manager Employment Agreement
between
Euronet Services GmbH
Johann-Friedrich-Böttger-Str. 23
63322 Rödermark
(hereinafter referred to as the “Company”)
and
Roger Heinz
(hereinafter referred to as the “Employee”)
Article 1
Employment
(1)	The Company’s owners will, as soon as practical after the execution of this Agreement, designate the Employee, by way of resolution a member of management of the Company (Geschäftsführung). He shall conduct the Company’s business in accordance with the Company’s bylaws and the owner’s directives.

(2)	The Company can designate other managers. The Company’s owners shall from time to time attribute duties between the managers.

(3)	The Employee is authorized to act alone on behalf of the Company, provided that he shall comply with any directives of the Company or its owners concerning internal approval for certain acts. The Employer will furnish the Employee with a written job description and guidelines concerning requirements for corporate authorization by May 31.

(4)	The Employee shall conduct the business of the Company in accordance with the law, the bylaws, the business plan and the owners’ directives.

(5)	Before undertaking extraordinary business measures, the Employee must obtain the prior written authorization of the Company’s owners. The Company owners shall from time to time authorize in the business plan the undertaking of extraordinary business measures. The Company’s owners shall retain the right to add to or modify its authorization, in the business plan, of such extraordinary business measures. The Employee acknowledges that a breach of any limitations established by the Company or its owners on his authority to manage the Company shall constitute a serious material breach which shall permit the Company to terminate for cause without notice (auβerordentliche Kündigung).

(6)	The Employee shall devote all of his professional efforts, knowledge and experience to the Company’s business activity. The Employee must seek the prior written permission of the Company’s owners before assuming other paid responsibilities.

(7)	The Employee shall fulfill his responsibilities with the duty of care owed by a professional.

Article 2
Term
(1)	This Agreement shall come into effect as soon as practicable following the execution of this Agreement, taking into account any notice period which is required for the termination the Employee’s current position.

(2)	This Agreement shall remain in effect until December 31, 2000, and shall automatically renew at the end of this term for consecutive two year terms unless either party notifies the other party in writing of its intent not to renew this Agreement at least six months prior to the close of the initial or any subsequent two year period.

(3)	Notwithstanding paragraph 2 of this Article, this Agreement shall expire at the end of the calendar month during which the Employee becomes 65 years of age, unless both parties agree in writing to the continuation of this Agreement beyond that date.

(4)	The right to terminate this Agreement for serious material breach (auβerordentliche Kündigung) remains intact. In the event the Employer wishes to terminate this Agreement for serious material breach, it shall give a warning notice and an opportunity for the Employee to respond to the Employer’s concerns. Termination by the Employer shall be permitted only after the Employee has failed to remedy his conduct or performance in a manner which responds satisfactorily to the warning notice. The parties hereby agree that the Employee’s failure to remedy his conduct or performance, within thirty days of the Employer’s warning notice, in a manner which responds satisfactorily to the warning notice shall constitute a serious material breach (“wichtiger Grund”) which shall entitle the Employer to terminate this Agreement without notice (“fristlose Kündigung”) pursuant to Article 626 of the German Civil Code.

(5)	A recall of the Employee by the Company’s owners through a written resolution shall bring this Agreement to an end at the earliest possible time permissible under this Article.

(6)	After notice by either party of its intention not to renew this Agreement, the Company is entitled to relieve immediately the Employee of his duties provided the Company continues to pay the Employee his contractual remuneration during the remainder of the term of this Agreement.

(7)	The termination or non-renewal of this Agreement must be notified to the other party by registered letter with return receipt requested. The Employee must notify any and all of the Company’s owners in the event of his termination or non-renewal of this Agreement.
Article 3
Compensation
(1)	As compensation for his services, the Employee shall receive a fixed yearly salary in the amount of DM 200,000, in addition to which the Company shall pay the respective employer contribution on this remuneration due in connection with social security, health insurance, the state pension fund and unemployment insurance. The amount of compensation remaining after deduction of the employee contributions from this fixed salary will be paid in twelve equal installments at the end of each calendar month.

(2)	The Company will review the Employee’s fixed remuneration in April, 1998 and every year thereafter. During this annual review, the Company shall take into consideration the Company’s development, the Employee’s personal performance and inflation.

(3)	In addition, the Employee may receive a bonus of up to DM 50,000 per year in the event targets for performance established by the Company’s owners are met. The targets and the bonus structure based on such targets will be determined by the Company and confirmed in writing to the Employee in the beginning of each year, when annual targets for the Employee are established. For 1997, the bonus shall be allocated among the following targets:
•	50% to the revenue target;

•	20% to the general development of operations in Germany

•	15% to the number of ATMs in the country;

•	7.5% to transaction volumes on the ATMs;

•	7.5% to the average amount of rent paid for ATM sites.
(4)	The amount attributable to each target met will be paid if such target is met. The measurement of performance against the targets will be made after the close of each calendar year, by January 31

(5)	In the event that the Employee becomes unable to perform his work responsibilities due to illness or other reasons beyond the Employee’s control, the company will continue to pay the Employee the fixed compensation provided for in paragraph 1 hereof for a period of 3 months. Notwithstanding the above, such payments shall cease with the expiration of this Agreement. The amount of this compensation shall be reduced by any payments received by the Employee during this period of incapacity from the state health insurance or pension fund. In the event that the duration of incapacity exceeds six months, the Company’s owners shall be entitled to reduce the bonus provided for in paragraph 3 hereof by a reasonable proportion. The Employee has no right to a bonus if he is incapacitated during an entire fiscal year.

(6)	In the event that the Employee should die during the term of this Agreement, the Company shall pay the Employee’s widow the full fixed compensation for the calendar month during which the death occurred as well as for the 3 calendar months following thereafter, except that the Employee’s widow shall not be entitled to such payments after the expiration of this Agreement. If an Initial Bonus is due at the end of the fiscal year in which the Employee shall die, the Company shall pay the Employee’s widow that percentage of the Initial Bonus equal to that proportion of the fiscal year during which the Employee was alive.

(7)	The Company will insure the Employee against accidents pursuant to those terms customary for managers of companies of equivalent size and profitability. The precise terms of this insurance coverage will be agreed in a written schedule before the commencement of employment.

(8)	The Company shall have rights to options to stock in Euronet Services Inc. pursuant to the stock option plan adopted by the shareholders of that company.
Article 4
Vacation
The Employee shall have a right to an annual paid vacation of 31 working days. He shall take into consideration the Company’s needs in scheduling this vacation.

Article 5
Reimbursement of Expenses/Automobile
(1)	The Company’s guidelines shall determine the terms pursuant to which the Company shall reimburse travel expenses; such guidelines are deemed an integral part of this Agreement. In the event that travel costs exceed those lump-sum amounts allowed under German tax regulations, then the Employee must submit receipts therefor.

(2)	The Company shall make available to the Employee an automobile of his choice, provided that the lease payments for such automobile shall not exceed DM 2000, it being understood that this amount shall not include operating expenses (maintenance, insurance, etc.). The Employee is entitled to use this automobile for personal travel, but shall be responsible for the income tax due on the advantage derived from the private use of this automobile.

(3)	The Company shall pay moving and relocation expenses for the Employee’s move from Warsaw to Frankfurt, including temporary accommodation expenses while finding permanent housing.

(4)	The Company shall continue the Employee’s direct life insurance plan No. ____________.
Article 6
Non-Competition
During the term of this Agreement, the Employee shall not compete with the Company nor participate, directly or indirectly in companies which compete with the Company or with which the Company does business. This restriction does not prevent the Employee from buying or holding publicly trade shares in such companies, to the extent that his participation does not exceed one percent of the respective company’s share capital. The Employee’s violation of the provisions of this Article shall constitute an important material breach which shall entitle the Company to terminate this Agreement without notice (auβerordentliche Kündigung).
Article 7
Confidentiality
The Employee shall keep confidential with respect to third parties all matters relating to the Company (in particular business and operation secrets) as well as all customer information which he obtained during his employment with the Company; this obligation shall survive the termination or expiration to this Agreement. In addition, the Employee hereby undertakes to respect (1) all those obligations of confidentiality which the Company owes to Service Bank GmbH & Co KG pursuant to the Lease, Service, Data Processing, Software License and Software Service Agreement entered into between the Company and Service Bank GmbH & Co KG (attached as Exhibit 1 hereto) and (2) those obligations of bank secrecy owed to Service Bank GmbH & Co KG in connection the latter’s banking business.

Article 8
Documentation
Upon termination of the Employee’s employment relationship with the Company, or after his release from his duties in accordance with Article 2, paragraph 6 hereof, the Employee shall return immediately to the Company any and all documents, correspondence, drawings, drafts or other writings which, still in his possession, concern the activities of the Company. The Employee hereby acknowledges that he has no right to retain such documentation.
Article 9
Miscellaneous Provisions
(1)	Any and all modifications of this Agreement, including modifications of this Article, must be in writing.

(2)	This Agreement shall be governed by the law of the Federal Republic of Germany.

(3)	The applicable courts in Frankfurt am Main shall have exclusive jurisdiction over any and all disputes arising out of this Agreement.

(4)	In the event that this Agreement is deemed incomplete or to contain a provision which is invalid, the remaining provisions will remain unaffected thereby. The parties shall replace the invalid provision, or supplement the necessary missing provision, with the provisions which lead to the result which the parties would have agreed upon had they known of the invalidity or absence of the respective provisions.
Budapest, May 29, 1997

/s/ R. Heinz	/s/ Daniel R. Henry

Manager	Company

Job Description
This job description supplements the Employment Agreement dated May 29, 1997 (the “Employment Agreement”) between Mr. Roger Heinz and Euronet Services GmbH (“Euronet” or the “Company” ).
As a manager of the Company, Mr. Heinz will be responsible for the establishment of the Company’s operations in Germany, including: locating and contracting for ATM sites; negotiation of major supply agreements (ATM supply, telecommunications, etc.) to the extent not available from Euronet’s group level relationships; negotiating and finalizing contracts with banks for the connection to the Company’s ATM network; locating and equiping the Company’s offices; hiring staff; maintenance of proper books and records for the Company in accordance with German law and with, the procedures required by the Company’s parent company, Euronet Services Inc. (“ESI”); compliance with accounting and tax reporting requirements and other regulations applicable to the Company under German law; and generally any other responsibilities normally attributed by law to the manager of a German company.
Mr. Heinz will perform his duties under the supervision of Michael Brown, CEO, and Dan Henry, COO, of ESI, as well as any other persons whom Mr. Brown or Mr. Henry may appoint to supervise the German operations of ESI or the Company. Mr. Heinz will comply with the accounting reporting procedures and other operational requirements imposed by ESI, as determined from time to time by ESI’s accounting and legal departments. The Finance Manager of the Company will be appointed by the CFO of ESI and will report directly to him as well as to Mr. Heinz. Mr. Brown and/or Mr. Henry may recruit and appoint other persons for employment by the Company.
Mr. Heinz acknowledges that ESI is establishing guidelines and internal approval requirements regarding contractual undertakings and commitments which may be made on behalf of ESI and the Company, and he agrees to comply with such guidelines as in effect from time to time.
Given the size of the German market, as contemplated in Section 2 of the Employment Agreement, it is possible that additional managers will be appointed for the Company by ESI, and given functional or regional responsibility alongside Mr. Heinz.
December 02,1997
Acknowledged and Approved:

Euronet Services GmbH	/s/ Roger Heinz
Mr. Roger Heinz

By:	/s/ Daniel R. Henry

Job Description
This job description supplements the Employment Agreement dated May 29, 1997 (,,the Employment Agreement”) between Mr. Roger Heinz and Euronet Services GmbH (,,Euronet” or the ,,Company”).
As the Managing Director of the German Company, Mr. Heinz will be responsible for the establishment of the Company’s operations in Germany, including: locating and contracting for ATM sites; negotiation of major supply agreements (ATM supply, telecommunications, etc.) to the extent not available from Euronet’s group level relationships; negotiating and finalising contracts with banks for the connection to the Company’s ATM network; locating and equipping the Company’s offices; hiring/terminating staff including all other aspects of HR functions (i.e. setting up compensation and benefit functions); maintenance of proper books and records for the Company in accordance with German law and the procedures required by the Company’s parent company, Euronet Services Inc. (,,ESI”); compliance with accounting and tax reporting requirements and other regulations applicable to the Company under German law; and generally any other responsibilities normally attributed by law to the manager of a German company.
Mr. Heinz will perform his duties under the supervision of Michael Brown, CEO, and Dan Henry, COO, of ESI, as well as any other persons whom Mr. Brown or Mr. Henry may appoint to supervise the German operations of ESI or the Company. Mr. Heinz will comply with the accounting and legal departments.
The Finance Manager of the Company will be appointed by the Managing Director in close co-operation and after consulting with the CFO of ESI to whom he will have a dotted line responsibility.
The Finance Manager of the Company, as well as any other staff to be hired will have an direct or an indirect reporting line to the Managing Director.
Mr. Brown and/or Mr. Henry may recruit and appoint other persons for employment by the Company after having consulted with the Managing Director.
Mr. Heinz acknowledges that ESI is establishing guidelines and internal approval requirements regarding contractual undertakings and commitments which may be made on behalf of ESI and the Company, and he agrees to comply with such guidelines as in effect from time to time.
Given the size of the German market as contemplated in Section 2 of the Employment Agreement, it is possible that additional managers will be appointed for the Company by ESI, whereby functional or regional responsibilities will be consulted with the Managing Director.
August 13th, 1997
Acknowledged and Approved:
Euronet Services GmbH

Dan Henry	Roger Heinz

Job Description
This job description supplements the Employment Agreement dated May 29, 1997 (the “Employment Agreement”) between Mr. Roger Heinz and Euronet Services GmbH (“Euronet” or the “Company” ).
As a manager of the Company, Mr. Heinz will be responsible for the establishment of the Company’s operations in Germany, including: locating and contracting for ATM sites; negotiation of major supply agreements (ATM supply, telecommunications, etc.) to the extent not available from Euronet’s group level relationships; negotiating and finalizing contracts with banks for the connection to the Company’s ATM network; locating and equiping the Company’s offices; hiring staff; maintenance of proper books and records for the Company in accordance with German law and with the procedures required by the Company’s parent company, Euronet Services Inc. (“ESI”); compliance with accounting and tax reporting requirements and other regulations applicable to the Company under German law; and generally any other responsibilities normally attributed by law to the manager of a German company.
Mr. Heinz will perform his duties under the supervision of Michael Brown, CEO, and Dan Henry, COO, of ESI, as well as any other persons whom Mr. Brown or Mr. Henry may appoint to supervise the German operations of ESI or the Company. Mr. Heinz will comply with the accounting reporting procedures and other operational requirements imposed by ESI, as determined from time to time by ESI’s accounting and legal departments. The Finance Manager of the Company will be appointed by the CFO of ESI and will report directly to him. Mr. Brown and/or Mr. Henry may recruit and appoint other persons for employment by the Company.
Mr. Heinz acknowledges that ESI is establishing guidelines and internal approval requirements regarding contractual undertakings and commitments which may be made on behalf of ESI and the Company, and he agrees to comply with such guidelines as in effect from time to time.
Given the size of the German market, as contemplated in Section 2 of the Employment Agreement, it is possible that additional managers will be appointed for the Company by ESI, and given functional or regional responsibility alongside Mr. Heinz.
July ___, 1997
Acknowledged and Approved:

Euronet Services GmbH
Mr. Roger Heinz

By: _________________________